EXHIBIT 99.1

Teva's Innovative Portfolio Fuels 10th Consecutive Quarter of Growth in Q2 2025; Increases 2025 Revenue Outlook for Key Innovative Products and EPS, and Reaffirms All Other Components

  On track for 30% operating profit margin by 2027 in line with our Pivot to Growth Strategy.
  Q2 2025 shows 10th consecutive quarter of year-over-year (YoY) revenue growth; Revenues of $4.2 billion, +1% in local currencyterms (“LC“)excluding Japan BV revenues; United States segment +2%; Europe segment +3% in LC; International Markets segment -4% inLCand excluding Japan BV revenues.
  Innovative portfolio continues to fuel strong growth and provide value to diverse and critical patient populations:
    AUSTEDO® – shows continued strong growth with global revenues of $498 million in Q2 2025, +19% in LC compared to Q2 2024; U.S. revenues +22% compared to Q2 2024. Increasing 2025 revenue outlook to $2,000 million - $2,050 million.
    AJOVY® – global revenues of $155 million in Q2 2025, +31% in LC compared to Q2 2024. Increasing 2025 revenue outlook to $630 million - $640 million.
    UZEDY® continues to accelerate in 2025 – revenues of $54 million in Q2 2025, +120% compared to Q2 2024. Increasing 2025 revenue outlook to $190 million - $200 million.
  Stable generics performance – global generics -2% in LC YoY excluding Japan BV; Generics product revenues -6% in the U.S., +1% in Europe and -1% in International Markets, all in LC and excluding Japan BV revenues, as compared to Q2 2024.
    Strong biosimilars performance with growth from existing and newly launched products. Expecting two new launches in the second half of 2025. On track to double biosimilar revenues from 2024 to 2027.
  Teva Transformation programs – combined with innovative product growth - drive our progress towards our 30% operating margin target by 2027. On track to deliver ~$700 million of net savings, expecting achievement of ~$70 million net savings in 2025, or ~$140 million on a full year run-rate basis, reflecting ~20% of the total savings targeted by the programs.
  Innovative pipeline assets accelerated with submission of U.S. NDA for olanzapine LAI, andduvakitug’s (anti-TL1A) UC and CD program initiations, both expected in Q4 2025.
  TAPI – Negotiations ongoing; Focused on delivering the best outcome for our shareholders.

Q2 2025 Highlights:

  Revenues of $4.2 billion
  GAAP diluted EPS of $0.24
  Non-GAAP diluted EPS of $0.66, an increase of $0.05 or 9% year-over-year
  Cash flow generated from operating activities of $227 million
  Free cash flow of $476 million, an increase of 47% year-over-year
  Increase of 2025 key innovative products revenues and EPS outlook and reaffirms all other outlook components (1)(2):
    Revenues of $16.8 ‐ $17.2 billion (reaffirmed)
    Non‐GAAP operating income of $4.3 ‐ $4.6 billion (reaffirmed)
    Adjusted EBITDA of $4.7 ‐ $5.0 billion (reaffirmed)
    Non‐GAAP diluted EPS of $2.50 ‐ $2.65 (+$0.05 at the low-end)
    Free cash flow of $1.6 ‐ $1.9 billion (reaffirmed)

(1) Revised 2025 outlook excludes contribution from the Japan BV after Q1 and continues to include a full year contribution from Teva API, and excludes the expected income from development milestone payments from Sanofi in connection with the Phase 3 ulcerative colitis and Crohn’s disease initiations for duvakitug.

(2) This outlook is based on the existing tariff and trade environment as of July 30, 2025, and does not reflect any policy shifts, including pharmaceutical sector tariffs, that could impact our business.

TEL AVIV, Israel, July 30, 2025 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended June 30, 2025.

Mr. Richard Francis, Teva's President and CEO, said, “Teva’s performance this quarter stands as a testament to the exceptional strength of our innovative portfolio, which remains the primary engine driving our revenue growth. Our key innovative products delivered a 26% increase in local currency, demonstrating their impact on our financial trajectory and value to patients. As we execute our Pivot to Growth strategy, our focus on innovation is unwavering, placing us firmly on track to achieve a 30% operating profit margin by 2027. The rapid advancement of our transformation programs is already unlocking ~$140 million in annual run-rate savings in 2025, a critical milestone toward our overall ~$700 million net savings target by 2027.”

Mr. Francis added, “While our relentless commitment to advancing our innovative portfolio now truly sets Teva apart, our generics business continues to provide a stable foundation despite headwinds. The momentum behind our OTC products and biosimilars, together with our current portfolio and pipeline, reinforce our ambition to double biosimilars’ revenues by 2027.”

Pivot to Growth Strategy

In Q2 2025, we continued to execute on the four key pillars of our Pivot to Growth strategy, announced in May 2023, and entered into its second phase – “Accelerate Growth.” During this phase we expect to focus on growing our innovative portfolio, aligning capital allocation to invest in higher value activities, reinforcing our commitment to patients, and optimizing our organization and operations.

  Delivering on our Growth Engines - on the first pillar, we continued to demonstrate strong performance of our key innovative products – AUSTEDO, AJOVY, and UZEDY. Collectively, these products grew ~26% in Q2 2025 YoY in local currency. We raised the 2025 revenue outlook for these products by $95 million at the midpoint: AUSTEDO raised to $2,000 million - $2,050 million, AJOVY raised to $630 million - $640 million and UZEDY raised to $190 million -$200 million. This growth is driven by the strength of the product profiles, continued promotional activities in the U.S., and focused execution by our sales and marketing teams globally.
  Stepping Up Innovation - on the second pillar, we continued to accelerate the development of certain key pipeline assets. We anticipate filing olanzapine LAI’s NDA in Q4 2025 and target full enrollment for DARI’s (Dual-action Asthma Rescue Inhaler) Phase 3 trial at the end of 2025, as well the announcement of the start of the Phase 3 Crohn’s disease and ulcerative colitis programs for duvakitug in Q4 2025. Additionally, on June 16, 2025, Teva and Fosun Pharma announced collaboration in Asia for TEV-56278, Teva's internally-discovered Anti-PD1/IL-2 ATTENUKINE™ asset, which is expected to accelerate its development, while also freeing up additional resources to accelerate the development of Teva’s key pipeline assets.
  Sustaining Our Generics Powerhouse - on the third pillar, we remain focused on strengthening our world-class global generics business with a streamlined portfolio of high-value complex generics and biosimilars; a robust pipeline, as well as an integrated global manufacturing and commercial footprint. In the past few quarters, we achieved several successful launches of biosimilars and other high-value complex generics including octreotide (the generic version of Standostatin® LAR Depot), SELARSDITM (ustekinumab-aekn), EPYSQLI® (eculizumab-aagh). On July 15, 2025, we also launched fidaxomicin tablets (the generic version of Dificid®) in the U.S.
  Focusing our Business - Lastly, on the fourth pillar, to accelerate our growth, we are actively transforming our business through portfolio and global manufacturing footprint optimization. On May 7, 2025, we announced the Teva Transformation programs which are expected to generate ~$700 million of net savings through 2027. Under these programs we expect to achieve ~$70 million net savings in 2025, or ~$140 million on a full year run-rate basis, reflecting ~20% of the total programs savings. Our ongoing efforts to allocate capital in a disciplined manner include, among others: debt repayment of ~$1.4 billion at maturity in the first half of 2025 and refinancing of an additional ~$2.3 billion of debt, our recently completed divestment of our business venture in Japan, our intention to divest our API business through a sale, and ongoing programs to improve working capital efficiency.
  Teva continues in its effort to sell its active-pharmaceutical ingredient (API) business and is engaged with prospective purchasers. The timing and structure of the planned transaction are subject to ongoing consideration and the consummation of the sale remains contingent on reaching a definitive agreement, subject to the approval by Teva's Board of Directors. On December 31, 2024, Teva classified its API business (including its R&D, manufacturing and commercial activities) as held for sale.

Second Quarter 2025 Consolidated Results

Revenues in the second quarter of 2025 were $4,176 million, flat in U.S. dollars, or a decrease of 1% in local currency terms compared to the second quarter of 2024. This decrease was mainly due to a decrease from generic products in our International Markets segment associated with the divestment of our business venture in Japan, as well as in our U.S. segment, and a decrease in revenues from COPAXONE®, partially offset by an increase in revenues from our key innovative products. Exchange rate movements during the second quarter of 2025, net of hedging effects, positively impacted revenues by $49 million, compared to the second quarter of 2024.

Exchange rate movements during the second quarter of 2025, net of hedging effects, had a negligible impact on our operating income and non-GAAP operating income compared to the second quarter of 2024.

Gross profit in the second quarter of 2025 was $2,102 million, an increase of 4% compared to $2,024 million in the second quarter of 2024. Gross profit margin was 50.3% in the second quarter of 2025, compared to 48.6% in the second quarter of 2024. Non-GAAP gross profit was $2,278 million in the second quarter of 2025, an increase of 3% compared to $2,205 million in the second quarter of 2024. Non-GAAP gross profit margin was 54.6% in the second quarter of 2025, compared to 52.9% in the second quarter of 2024. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to a favorable mix of products, primarily driven by higher revenues from AUSTEDO, the sale of certain product rights in our Europe Segment, and the divestment of our business venture in Japan, partially offset by lower revenues from COPAXONE.

Research and Development (R&D) expenses, net in the second quarter of 2025 were $244 million, a decrease of 9% compared to $269 million in the second quarter of 2024. Our lower R&D expenses, net in the second quarter of 2025 compared to the second quarter of 2024, were mainly due to a decrease in non-recurring milestone payments related to certain biosimilar projects, and a decrease in our generics projects.

Selling and Marketing (S&M) expenses in the second quarter of 2025 were $654 million, flat compared to the second quarter of 2024.

General and Administrative (G&A) expenses in the second quarter of 2025 were $305 million, an increase of 8% compared to the second quarter of 2024. This increase was mainly due to costs related to optimization activities of our global organization and operations in connection with Teva’s Transformation programs.

Operating Income in the second quarter of 2025 was $455 million, compared to an operating loss of $5 million in the second quarter of 2024. Operating income as a percentage of revenues was 10.9% in the second quarter of 2025, compared to an operating loss as a percentage of revenues of 0.1% in the second quarter of 2024. This increase was mainly due to a goodwill impairment charge recorded in the second quarter of 2024, as well as higher gross profit in the second quarter of 2025, partially offset by higher legal settlements and loss contingencies in the second quarter of 2025. Non-GAAP operating income in the second quarter of 2025 was $1,133 million representing a non-GAAP operating margin of 27.1% compared to non-GAAP operating income of $1,056 million representing a non-GAAP operating margin of 25.3% in the second quarter of 2024. The increase in non-GAAP operating margin in the second quarter of 2025 was mainly due to higher gross profit margin as well as lower operating expenses as a percentage of revenues.

Financial expenses, net in the second quarter of 2025, were $252 million, mainly comprised of net-interest expenses of $203 million. In the second quarter of 2024, financial expenses, net were $241 million, mainly comprised of net-interest expenses of $233 million.

In the second quarter of 2025, we recognized a tax benefit of $78 million, on a pre-tax income of $203 million. In the second quarter of 2024, we recognized a tax expense of $630 million, on a pre-tax loss of $246 million.

Non-GAAP tax rate in the second quarter of 2025 was 16.4%, compared to 15.4% in the second quarter of 2024. Our non-GAAP tax rate in the second quarter of 2025 was mainly affected by releases of uncertain tax positions, foreign exchange impact on deferred tax positions and interest and inflation adjustments related to the agreement with the Israeli Tax Authorities (“ITA”). Our non-GAAP tax rate in the second quarter of 2024 was mainly affected by the generation of profits in various jurisdictions with different tax rates, tax benefits in Israel and other countries, as well as infrequent or non-recurring items.

We expect our annual non-GAAP tax rate for 2025 to be between 15%-18%, slightly higher than our non-GAAP tax rate for 2024, which was 15.3%, mainly due to a net tax benefit related to deferred tax assets resulting from intellectual property-related integration plans in 2024.

Net income attributable to Teva and diluted earnings per share in the second quarter of 2025 were $282 million and $0.24, respectively, compared to net loss attributable to Teva and loss per share of $846 million and $0.75, respectively, in the second quarter of 2024. This change was mainly due to higher income taxes in the second quarter of 2024, as well as higher operating income in the second quarter of 2025, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the second quarter of 2025 were $769 million and $0.66, respectively, compared to $697 million and $0.61, respectively, in the second quarter of 2024.

Adjusted EBITDA was $1,233 million in the second quarter of 2025, an increase of 6%, compared to $1,168 million in the second quarter of 2024.

As of June 30, 2025 and 2024, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,179 million shares and 1,167 million shares, respectively.

Non-GAAP information: non-GAAP adjustments in the second quarter of 2025 were $486 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the second quarter of 2025 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $148 million, of which $138 million is included in cost of sales and the remaining $10 million in S&M expenses;
  Impairment of long lived assets of $99 million;
  Legal settlements and loss contingencies of $166 million;
  Contingent consideration expenses of $19 million;
  Equity compensation expenses of $38 million;
  Restructuring expenses of $154 million;
  Financial expenses of $37 million;
  Other non-GAAP items of $53 million;
  Corresponding tax effects and unusual tax items of $228 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the second quarter of 2025 was $227 million, compared to $103 million in the second quarter of 2024. The higher cash flow generated from operating activities in the second quarter of 2025 resulted mainly from higher profit in our U.S. segment, and a positive impact from accounts receivables, net of SR&A, mainly due to collection timing, partially offset by higher sequential inventory levels, as well as higher tax payments.

During the second quarter of 2025, we generated free cash flow of $476 million, which we define as comprising $227 million in cash flow generated from operating activities, $336 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $9 million of proceeds from divestitures of businesses and other assets, partially offset by $96 million in cash used for capital investment. During the second quarter of 2024, we generated free cash flow of $324 million, which we define as comprising $103 million in cash flow generated from operating activities, $317 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $1 million in divestitures of businesses and other assets, partially offset by $97 million in cash used for capital investment. The increase in the second quarter of 2025 resulted mainly from higher cash flow generated from operating activities.

As of June 30, 2025, our debt was $17,227 million, compared to $17,783 million as of December 31, 2024. This decrease was mainly due to repayment at maturity of $1,368 million of our senior notes, partially offset by $780 million of exchange rate fluctuations. Additionally, during the second quarter of 2025, we repurchased $2,290 million aggregate principal amount of notes upon consummation of a cash tender offer, and issued $2,305 million of senior notes, net of discount and issuance costs. The portion of total debt classified as short-term as of June 30, 2025 was 3% compared to 10% as of December 31, 2024. Our average debt maturity was approximately 5.95 years as of June 30, 2025, compared to 5.5 years as of December 31, 2024.

Segment Results for the Second Quarter of 2025

United States Segment

The following table presents revenues, expenses and profit for our United States segment for the three months ended June 30, 2025 and 2024:

	Three months ended June 30,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,151	100%	$2,110	100%
Cost of sales	901	41.9%	943	44.7%
Gross profit	1,250	58.1%	1,167	55.3%
R&D expenses	152	7.0%	170	8.1%
S&M expenses	279	13.0%	270	12.8%
G&A expenses	113	5.2%	100	4.7%
Other	§	§	(1)	§
Segment profit*	$706	32.8%	$629	29.8%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our United States segment in the second quarter of 2025 were $2,151 million, an increase of $41 million, or 2%, compared to the second quarter of 2024. This increase was mainly due to higher revenues from our innovative products, mainly AUSTEDO, UZEDY and AJOVY, partially offset by lower revenues from generic products and COPAXONE.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended June 30, 2025 and 2024:

	Three months ended June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)

Generic products (including biosimilars)	$961	$1,023	(6%)
AJOVY	63	42	53%
AUSTEDO	495	407	22%
BENDEKA® and TREANDA®	40	41	(3%)
COPAXONE	62	81	(23%)
UZEDY	54	24	120%
Anda	365	373	(2%)
Other	111	119	(7%)
Total	$2,151	$2,110	2%

Generic products (including biosimilars) revenues in our United States segment in the second quarter of 2025 were $961 million, a decrease of 6% compared to the second quarter of 2024. This decrease was mainly driven by lower revenues from lenalidomide capsules (the generic version of Revlimid®) and liraglutide injection 1.8mg (an authorized generic of Victoza®), driven primarily by increased competition, partially offset by higher revenues from our portfolio of biosimilar products.

Among the most significant generic products we sold in the United States in the second quarter of 2025 were lenalidomide capsules (the generic version of Revlimid®), epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr®) and Truxima® (the biosimilar to Rituxan®). In the second quarter of 2025, our total prescriptions were approximately 266 million (based on trailing twelve months), representing 6.9% of total U.S. generic prescriptions, compared to approximately 303 million (based on trailing twelve months), representing 7.9% of total U.S. generic prescriptions in the second quarter of 2024, all according to IQVIA data.

On April 7 2025, Teva and Samsung Bioepis Co., Ltd. announced the availability of, and subsequently launched, EPYSQLI® (eculizumab-aagh), a biosimilar to Soliris® (eculizumab) in the U.S., for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic uremic syndrome (aHUS) and generalized myasthenia gravis (gMG) in adult patients who are anti-acetylcholine receptor (AchR) antibody positive.

AJOVY revenues in our United States segment in the second quarter of 2025 were $63 million, an increase of 53% compared to the second quarter of 2024, mainly due to an increase in sales allowance due to a non-recurring item in the second quarter of 2024 and growth in volume in the second quarter of 2025. In the second quarter of 2025, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 31.0% of the subcutaneous injectable anti- CGRP class, compared to 28.6% in the second quarter of 2024.

AUSTEDO revenues in our United States segment in the second quarter of 2025 were $495 million, an increase of 22%, compared to $407 million in the second quarter of 2024. This increase was mainly due to growth in volumes, including the approval of AUSTEDO XR as a one pill, once-daily treatment in 2024.

AUSTEDO XR (deutetrabenazine) extended-release tablets were approved by the FDA on February 17, 2023 in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. The FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg in May 2024 and in 18 mg in July 2024. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by 11 Orange Book patents expiring between 2031 and 2041.

On January 17, 2025, the Centers for Medicare and Medicaid Services (“CMS”) released a list of prescription medicines selected for price-setting discussions, which included AUSTEDO and AUSTEDO XR. The price-setting process has commenced, and the revised prices set by the U.S. Government, which will apply to eligible Medicare patients, are expected to become effective on January 1, 2027. As the price-setting process is still in its early stages, the extent to which prices for AUSTEDO and AUSTEDO XR will change as a result of such discussions remains uncertain.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the second quarter of 2025 were $54 million, an increase of 120% compared to the second quarter of 2024, mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our United States segment in the second quarter of 2025 were $40 million, a decrease of 3% compared to the second quarter of 2024, mainly due to competition from alternative therapies, as well as from generic bendamustine products.

COPAXONE revenues in our United States segment in the second quarter of 2025 were $62 million, a decrease of 23% compared to the second quarter of 2024, mainly due to market share erosion and competition.

Anda revenues from third-party products in our United States segment in the second quarter of 2025 were $365 million, a decrease of 2%, compared to $373 million in the second quarter of 2024. This decrease was mainly due to lower volumes. Anda, our distribution business in the United States, distributes generic and innovative medicines and OTC pharmaceutical products from Teva and various third-party manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States.

United States Gross Profit

Gross profit from our United States segment in the second quarter of 2025 was $1,250 million, an increase of 7%, compared to $1,167 million in the second quarter of 2024.

Gross profit margin for our United States segment in the second quarter of 2025 increased to 58.1%, compared to 55.3% in the second quarter of 2024. This increase was mainly due to a favorable mix of products primarily driven by higher revenues from AUSTEDO.

United States Profit

Profit from our United States segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the second quarter of 2025 was $706 million, an increase of 12% compared to $629 million in the second quarter of 2024. This increase was mainly due to higher gross profit, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended June 30, 2025 and 2024:

	Three months ended June 30,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,298	100%	$1,213	100%
Cost of sales	581	44.8%	536	44.2%
Gross profit	717	55.2%	677	55.8%
R&D expenses	59	4.6%	62	5.1%
S&M expenses	228	17.5%	209	17.2%
G&A expenses	66	5.1%	64	5.3%
Other	§	§	§	§
Segment profit*	$364	28.0%	$342	28.2%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the second quarter of 2025 were $1,298 million, an increase of 7%, or $85 million, compared to the second quarter of 2024. In local currency terms, revenues increased by 3% compared to the second quarter of 2024, mainly due to the sale of certain product rights, higher revenues from AJOVY and higher revenues from generic products.

In the second quarter of 2025, revenues were positively impacted by exchange rate fluctuations of $46 million, net of hedging effects, compared to the second quarter of 2024. Revenues in the second quarter of 2025, included $25 million from a negative hedging impact, which is included in “Other” in the table below. Revenues in the second quarter of 2024 included $3 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended June 30, 2025 and 2024:

	Three months ended June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$1,040	$970	7%
AJOVY	71	52	38%
COPAXONE	50	53	(6%)
Respiratory products	55	57	(3%)
Other*	81	81	1%
Total	$1,298	$1,213	7%
*Other revenues in the second quarter of 2025 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the second quarter of 2025, were $1,040 million, an increase of 7% compared to the second quarter of 2024. In local currency terms, revenues increased by 1%, mainly due to OTC price increases, as well as revenues from recently launched products, partially offset by lower volumes.

AJOVY revenues in our Europe segment in the second quarter of 2025 increased by 38% to $71 million, compared to $52 million in the second quarter of 2024. In local currency terms, revenues increased by 30% due to growth in volume.

COPAXONE revenues in our Europe segment in the second quarter of 2025 were $50 million, a decrease of 6% compared to the second quarter of 2024. In local currency terms revenues decreased by 11%, due to price reductions and a decline in volume resulting from the availability of alternative therapies and competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the second quarter of 2025 were $55 million, a decrease of 3% compared to the second quarter of 2024. In local currency terms, revenues decreased by 8%, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the second quarter of 2025 was $717 million, an increase of 6% compared to $677 million in the second quarter of 2024.

Gross profit margin for our Europe segment in the second quarter of 2025 decreased to 55.2%, compared to 55.8% in the second quarter of 2024. This decrease was mainly due to a negative impact from hedging activities, and an unfavorable mix of products, partially offset by the sale of certain product rights.

Europe Profit

Profit from our Europe segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the second quarter of 2025 was $364 million, an increase of 6%, compared to $342 million in the second quarter of 2024. This increase was mainly due to higher gross profit, partially offset by higher S&M expenses.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment covers a substantial portion of the global pharmaceutical industry, including more than 35 countries.

The countries in our International Markets segment include highly regulated, mainly generic markets, such as Canada and Israel, and branded generics-oriented markets, such as Russia and certain Latin America markets.

As previously disclosed, on March 31, 2025, we closed the agreement with JKI Co. Ltd., established by the fund managed and operated by private equity firm J-Will Partners Co. Ltd., to sell our Teva-Takeda business venture in Japan, which includes generic and legacy products.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended June 30, 2025 and 2024:

	Three months ended June 30,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$495	100%	$593	100%
Cost of sales	251	50.8%	307	51.7%
Gross profit	243	49.2%	286	48.3%
R&D expenses	24	4.9%	30	5.1%
S&M expenses	114	23.0%	145	24.5%
G&A expenses	32	6.6%	38	6.4%
Other	(1)	§	§	§
Segment profit*	$74	14.9%	$73	12.3%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the second quarter of 2025 were $495 million, a decrease of 17% compared to the second quarter of 2024. In local currency terms, revenues decreased by 16% compared to the second quarter of 2024. This decrease was mainly due to the divestment of our business venture in Japan.

In the second quarter of 2025, revenues were negatively impacted by exchange rate fluctuations of $2 million, including hedging effects, compared to the second quarter of 2024. Revenues in the second quarter of 2025 included $8 million from a negative hedging impact, compared to a negative hedging impact of $5 million in the second quarter of 2024, which are included in “Other” in the table below.

The following table presents revenues for our International Markets segment by major products and activities for the three months ended June 30, 2025 and 2024:

	Three months ended June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$410	$486	(16%)
AJOVY	20	22	(7%)
AUSTEDO	3	12	(76%)
COPAXONE	7	14	(50%)
Other	55	59	(6%)
Total	$495	$593	(17%)

Generic products revenues (including OTC and biosimilar products) in our International Markets segment were $410 million in the second quarter of 2025, a decrease of 16%, in both U.S. dollars and local currency terms compared to the second quarter of 2024, mainly due to the divestment of our business venture in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Canada, Japan, Australia, Israel, South Korea, Brazil and others. AJOVY revenues in our International Markets segment in the second quarter of 2025 were $20 million, compared to $22 million in the second quarter of 2024, mainly due to timing of shipments.

AUSTEDO was launched in China and Israel in 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China. In April 2025, AUSTEDO received marketing authorization in South Korea. We continue to pursue additional submissions in various other markets.

AUSTEDO revenues in our International Markets segment in the second quarter of 2025 were $3 million compared to $12 million in the second quarter of 2024. In local currency terms, revenues decreased by 75%, mainly due to timing of shipments.

COPAXONE revenues in our International Markets segment in the second quarter of 2025 were $7 million compared to $14 million in the second quarter of 2024.

International Markets Gross Profit

Gross profit from our International Markets segment in the second quarter of 2025 was $243 million, a decrease of 15% compared to $286 million in the second quarter of 2024.

Gross profit margin for our International Markets segment in the second quarter of 2025 increased to 49.2%, compared to 48.3% in the second quarter of 2024. This increase was primarily due to a favorable mix of products, mainly in connection with the divestment of our business venture in Japan.

International Markets Profit

Profit of our International Markets segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the second quarter of 2025 was $74 million, an increase of 1%, compared to $73 million in the second quarter of 2024. This increase was mainly due to lower operating expenses, partially offset by a decrease in gross profit, mainly as a result of the divestment of our business venture in Japan.

Other Activities
We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above.

On January 31, 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale. The intention to divest is in alignment with our Pivot to Growth strategy. However, there can be no assurance regarding the ultimate timing or structure of a potential divestiture or that a divestiture will be agreed or completed at all.

Revenues from other activities in the second quarter of 2025 were $232 million, a decrease of 7% in U.S. dollars compared to the second quarter of 2024. In local currency terms, revenues decreased by 9%.

API sales to third parties in the second quarter of 2025 were $135 million, reflecting a decrease of 11% in both U.S. dollars and local currency terms, compared to the second quarter of 2024, mainly due to lower demand and timing of shipments.

Outlook for 2025 Non-GAAP Results

$ billions, except EPS or as noted	January 2025 Outlook	May 2025 Outlook	July 2025 Outlook
Revenues*	$16.8 - $17.4	$16.8 - $17.2	$16.8 - $17.2
AUSTEDO ($m)*	1,900-2,050	1,950-2,050	2,000-2,050
AJOVY ($m)*	~600	~600	630-640
UZEDY ($m)*	~160	~160	190-200
COPAXONE ($m)*	~370	~370	~370
Operating Income	4.1 - 4.6	4.3 - 4.6	4.3 - 4.6
Adjusted EBITDA	4.5 - 5.0	4.7 - 5.0	4.7 - 5.0
Tax Rate	15%-18%	15%-18%	15%-18%
Finance Expenses	~0.9	~0.9	~0.9
Diluted EPS ($)	2.35 - 2.65	2.45 - 2.65	2.50 - 2.65
Free Cash Flow**	1.6 – 1.9	1.6 – 1.9	1.6 – 1.9
CAPEX*	~0.5	~0.5	~0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income
* Revenues and CAPEX presented on a GAAP basis
** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, July 30, 2025 at 8:00 a.m. ET to discuss its second quarter 2025 financial results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll‐free phone number and your personal pin.

A live webcast of the call will be available on Teva's website at: www.tevapharm.com

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a leading innovative biopharmaceutical company, enabled by a world-class generics business. For over 120 years, Teva’s commitment to bettering health has never wavered. From innovating in the fields of neuroscience and immunology to providing complex generic medicines, biosimilars and pharmacy brands worldwide, Teva is dedicated to addressing patients’ needs, now and in the future. At Teva, We Are All In For Better Health. To learn more about how, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. These forward-looking statements include statements concerning our plans, strategies, objectives, future performance and financial and operating targets, and any other information that is not historical information. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; competition faced by our generic medicines from other pharmaceutical companies and changes in regulatory policy that may result in additional costs and delays; delays in launches of new generic products; our ability to develop and commercialize additional pharmaceutical products; competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines, and to execute on our organizational transformation and to achieve expected cost savings; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;
  our significant indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; and our potential need to raise additional funds in the future, which may not be available on acceptable terms or at all;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; significant disruptions of information technology systems, including cybersecurity attacks and breaches of our data security; interruptions in our supply chain or problems with internal or third party manufacturing; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism, such as the ongoing conflict between Russia and Ukraine and the state of war declared in Israel; our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; the effects of governmental and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage , including as a result of the One Big Beautiful Bill signed into law in the U.S. in July 2025 (“OBBBA”), which is expected to result in stricter Medicaid eligibility requirements and work requirements, which may result in reduced Medicaid enrollment and a resulting decline in coverage for purchases of our medicines, and U.S. Executive Orders issued in April and May 2025 intended to reduce the prices paid by Americans for prescription medicines, including most-favored-nation pricing; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (“DPA”) with the U.S. Department of Justice (“DOJ”); potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other governmental programs reporting and payment obligations; compliance with sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  the impact of the state of war declared in Israel and the military activity in the Middle East, including the risk of disruptions to our operations and facilities, such as our manufacturing and R&D facilities, located in Israel, the impact of our employees who are military reservists being called to active military duty, and the impact of the war on the economic, social and political stability of Israel;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the state of war declared in Israel and the conflict between Russia and Ukraine; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; our exposure to changes in international trade policies, including the imposition of tariffs in the jurisdictions in which we operate, and the effects of such developments on sales of our products and the pricing and availability of our raw materials; and the impact of any future failure to establish and maintain effective internal control over our financial reporting;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the second quarter of 2025 and in our Annual Report on Form 10-K for the year ended December 31, 2024, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended		Six months ended
		June 30,		June 30,
		2025	2024	2025	2024
Net revenues		4,176	4,164	8,067	7,983
Cost of sales		2,074	2,140	4,088	4,188
Gross profit		2,102	2,024	3,979	3,795
Research and development expenses		244	269	490	511
Selling and marketing expenses		654	656	1,276	1,265
General and administrative expenses		305	283	603	561
Intangible assets impairments		42	61	163	141
Goodwill impairment		-	400	-	400
Other asset impairments, restructuring and other items		232	280	210	954
Legal settlements and loss contingencies		166	83	252	188
Other loss (income)		4	(2)	9	(1)
Operating income (loss)		455	(5)	975	(223)
Financial expenses, net		252	241	477	491
Income (loss) before income taxes		203	(246)	497	(713)
Income taxes (benefit)		(78)	630	(4)	578
Share in (profits) losses of associated companies, net		(1)	(2)	(1)	2
Net income (loss)		283	(874)	503	(1,294)
Net income (loss) attributable to redeemable and non-redeemable non-controlling interests		§	(29)	6	(309)
Net income (loss) attributable to Teva		282	(846)	497	(985)

Earnings (loss) per share attributable to Teva:	Basic ($)	0.25	(0.75)	0.43	(0.87)
	Diluted ($)	0.24	(0.75)	0.43	(0.87)
Weighted average number of shares (in millions):	Basic	1,147	1,133	1,142	1,128
	Diluted	1,161	1,133	1,159	1,128

Non-GAAP net income attributable to Teva for diluted earnings per share:*		769	697	1,371	1,245

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.66	0.61	1.18	1.09

Non-GAAP average number of shares (in millions):	Diluted	1,161	1,151	1,159	1,146

Amounts may not add up due to rounding.

§ Represents an amount less than $0.5 million.
* See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$2,161	$3,300
Accounts receivables, net of allowance for credit losses of $84 million and $78 million as of June 30, 2025 and December 31, 2024, respectively.	3,564	3,059
Inventories	3,497	3,007
Prepaid expenses	1,084	1,006
Other current assets	472	409
Assets held for sale	1,842	1,771
Total current assets	12,620	12,552
Deferred income taxes	1,781	1,799
Other non-current assets	470	462
Property, plant and equipment, net	4,810	4,581
Operating lease right-of-use assets, net	358	367
Identifiable intangible assets, net	4,142	4,418
Goodwill	15,949	15,147
Total assets	$40,131	$39,326

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$464	$1,781
Sales reserves and allowances	4,050	3,678
Accounts payables	2,498	2,203
Employee-related obligations	481	624
Accrued expenses	3,095	2,792
Other current liabilities	940	1,020
Liabilities held for sale	334	698
Total current liabilities	11,861	12,796

Long-term liabilities:
Deferred income taxes	440	483
Other taxes and long-term liabilities	3,938	4,028
Senior notes and loans	16,763	16,002
Operating lease liabilities	296	296
Total long-term liabilities	21,436	20,809
Redeemable non-controlling interests	—	340

Equity:
Teva shareholders’ equity:	6,827	5,373
Non-controlling interests	7	7
Total equity	6,834	5,380
Total liabilities and equity	$40,131	$39,326

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating activities:
Net income (loss)	$283	(874)	$503	(1,294)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	251	259	494	531
Impairment of goodwill	-	400	-	400
Impairment of long-lived assets and assets held for sale	99	130	177	809
Net change in operating assets and liabilities	(336)	(10)	(1,035)	(507)
Deferred income taxes – net and uncertain tax positions	(211)	(424)	(183)	(613)
Stock-based compensation	38	32	72	60
Other items*	105	592	94	594
Net loss (gain) from sale of business and long-lived assets	(2)	(1)	-	(1)
Net cash provided by (used in) operating activities	227	103	122	(21)

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	336	317	658	612
Purchases of property, plant and equipment and intangible assets	(96)	(97)	(223)	(221)
Proceeds from sale of business and long-lived assets, net	9	1	26	1
Acquisition of businesses, net of cash acquired	-	-	-	(15)
Purchases of investments and other assets	(16)	(43)	(27)	(55)
Other investing activities	3	-	3	-
Net cash provided by (used in) investing activities	236	178	437	322

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	(2,300)	(956)	(3,668)	(956)
Proceeds from senior notes, net of issuance costs	2,305	-	2,305	-
Purchase of shares from redeemable and non-redeemable non-controlling interests	-	-	(38)	(64)
Dividends paid to redeemable and non-redeemable non-controlling interests	-	-	(340)	(78)
Other financing activities	1	(10)	3	(19)
Net cash provided by (used in) financing activities	6	(966)	(1,738)	(1,117)

Translation adjustment on cash and cash equivalents	(5)	(49)	40	(153)

Net change in cash and cash equivalents	464	(733)	(1,139)	(969)
Balance of cash, cash equivalents at beginning of period	1,697	2,991	3,300	3,227

Balance of cash, cash equivalents at end of period	$2,161	2,258	$2,161	2,258

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$329	320	$641	632

*Adjustment in the three months period ended June 30, 2024 was mainly related to an agreement with the Israeli Tax Authorities.

Amounts may not add up due to rounding.
The accompanying notes are an integral part of the financial statements.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

		Three months ended			Six months ended
		June 30,			June 30,
($ in millions except per share amounts)		2025	2024		2025	2024
Net income (Loss) attributable to Teva	($)	282	(846)	($)	497	(985)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		148	146		292	298
Legal settlements and loss contingencies(1)		166	83		249	188
Goodwill impairment(2)		-	400		-	400
Impairment of long-lived assets(3)		99	130		177	809
Restructuring costs(4)		154	18		168	31
Equity compensation		38	32		72	60
Contingent consideration(5)		19	192		30	271
Accelerated depreciation		-	-		-	7
Financial expenses		37	12		51	24
Redeemable and non-redeemable non-controlling interests(6)		-	(33)		2	(317)
Other non-GAAP items(7)		53	59		116	106
Corresponding tax effects and unusual tax items(8)		(228)	503	($)	(283)	353
Non-GAAP net income attributable to Teva	($)	769	697		1,371	1,245
Non-GAAP tax rate(9)		16.4%	15.4%	($)	16.9%	15.2%
GAAP diluted earnings (loss) per share attributable to Teva	($)	0.24	(0.75)		0.43	(0.87)
EPS difference(10)		0.42	1.35	($)	0.75	1.96
Non-GAAP diluted EPS attributable to Teva(10)	($)	0.66	0.61		1.18	1.09
Non-GAAP average number of shares (in millions)(10)		1,161	1,151		1,159	1,146

(1)		For the three and six months ended June 30, 2025, adjustments of legal settlements and loss contingencies mainly consisted of (a) an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments) in the amount of $47 million and $97 million, respectively (b) an update to the estimated provision recorded for the claims brought by attorneys general representing states and territories throughout the United States in the generic drug antitrust litigation in the amount of $55 million.
(2)		A goodwill impairment charge of $400 million related to our Teva’s API reporting unit was recognized in the three and six months ended June 30, 2024.
(3)		For the three months ended June 30, 2025, the adjustment for impairment of long-lived assets consisted of (a) impairment of long-lived assets of $42 million mainly related to products in the U.S. and Europe, and (b) $55 million related to the held for sale measurement of the API business (including its R&D, manufacturing and commercial activities), which includes a favorable impact related to the expected gain from the reclassification of currency translation adjustments. For the six months ended June 30, 2025, the adjustment for impairment of long-lived assets was mainly related to products in the U.S. and Europe. For the six months ended June 30, 2024, adjustments for impairment of long-lived assets primarily consisted of $644 million related to the classification of our business venture in Japan as held for sale.
(4)		In the three and six months ended June 30, 2025, Teva recorded $154 million and $168 million, respectively, of restructuring expenses primarily related to optimization activities in connection with Teva's Transformation programs related to Teva’s global organization and operations mainly through headcount reduction.
(5)		In the three and six months ended June 30, 2024, adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®), of $174 million and $238 million, respectively.
(6)		For the six months ended June 30, 2024, the adjustment is related to non-controlling interests portion of long-lived assets impairment of $644 million related to the classification of our business venture in Japan as held for sale.
(7)		Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, accelerated depreciation, certain inventory write-offs, material litigation fees and other unusual events.
(8)		Adjustments for corresponding tax effects and unusual tax items exclusively consisted of the tax impact directly attributable to the pre-tax items that are excluded from non-GAAP net income included in the other adjustments to this table. For the three months ended June 30, 2024, adjustments of $503 million mainly related to the settlement agreement with the ITA to settle certain litigation with respect to taxes payable for the Company’s taxable years 2008 through 2020, in an amount of $495 million.
(9)		Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
(10)		EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of gross profit to Non-GAAP gross profit
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	2025	2024	2025	2024
Gross profit	$2,102	2,024	$3,979	3,795
Gross profit margin	50.3%	48.6%	49.3%	47.5%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets	138	136	273	273
Equity compensation	6	7	12	13
Other non-GAAP items	32	37	69	87
Non-GAAP gross profit	$2,278	2,205	$4,332	4,168
Non-GAAP gross profit margin (2)	54.6%	52.9%	53.7%	52.2%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
(Unaudited)

		Three months ended			Six months ended
		June 30,			June 30,
($ in millions)		2025	2024		2025	2024
Operating income (loss)	($)	455	(5)	($)	975	(223)
Operating margin		10.9%	(0.1%)		12.1%	(2.8%)
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets		148	146		292	298
Legal settlements and loss contingencies		166	83		249	188
Goodwill impairment		-	400		-	400
Impairment of long-lived assets		99	130		177	809
Restructuring costs		154	18		168	31
Equity compensation		38	32		72	60
Contingent consideration		19	192		30	271
Loss (gain) on sale of business		-	-		13	§
Other non-GAAP items		53	59		103	113
Non-GAAP operating income (loss)	($)	1,133	1,056	($)	2,079	1,948
Non-GAAP operating margin(2)		27.1%	25.3%		25.8%	24.4%

§ Represents an amount less than $0.5 million.
(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) to adjusted EBITDA
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	2025	2024	2025	2024
Net income (loss)	$283	(874)	$503	(1,294)
Increase (decrease) for excluded items:(1)
Financial expenses	252	241	477	491
Income taxes	(78)	630	(4)	578
Share in profits (losses) of associated companies –net	(1)	(2)	(1)	2
Depreciation	103	113	201	233
Amortization	148	146	292	298
EBITDA	705	254	1,468	308
Legal settlements and loss contingencies	166	83	249	188
Goodwill impairment	-	400	-	400
Impairment of long lived assets	99	130	177	809
Restructuring costs	154	18	168	31
Equity compensation	38	32	72	60
Contingent consideration	19	192	30	271
Other non-GAAP items	50	59	110	106
Adjusted EBITDA	$1,233	1,168	2,274	2,173

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.

	Segment Information
	(Unaudited)

	United States		Europe		International Markets
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
	2025	2024	2025	2024	2025	2024

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,151	$2,110	$1,298	$1,213	$495	$593
Cost of sales	901	943	581	536	251	307
Gross profit	1,250	1,167	717	677	243	286
R&D expenses	152	170	59	62	24	30
S&M expenses	279	270	228	209	114	145
G&A expenses	113	100	66	64	32	38
Other	§	(1)	§	§	(1)	§
Segment profit	$706	$629	$364	$342	$74	$73

§ Represents an amount less than $0.5 million.

Segment Information
Unaudited

	United States		Europe		International Markets
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024	2025	2024

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$4,060	$3,835	$2,492	$2,485	$1,077	$1,190
Cost of sales	1,752	1,809	1,117	1,070	556	607
Gross profit	2,308	2,025	1,374	1,415	521	583
R&D expenses	306	324	120	118	49	58
S&M expenses	552	530	427	403	232	263
G&A expenses	208	193	135	130	72	73
Other income	3	(1)	§	§	(2)	(1)
Segment profit	$1,239	$979	$693	$764	$171	$190

§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Three months ended
	June 30,
	2025	2024

	(U.S.$ in millions)

United States profit	$706	$629
Europe profit	364	342
International Markets profit	74	73
Total reportable segment profit	1,144	1,043
Profit (loss) of other activities	(11)	12
Total segment profit	1,133	1,056
Amounts not allocated to segments:
Amortization	148	146
Other asset impairments, restructuring and other items	232	280
Goodwill impairment	-	400
Intangible asset impairments	42	61
Legal settlements and loss contingencies	166	83
Other unallocated amounts	91	91
Consolidated operating income (loss)	455	(5)
Financial expenses - net	252	241
Consolidated income (loss) before income taxes	$203	$(246)

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Six months ended
	June 30,
	2025	2024

	(U.S.$ in millions)

United States profit	$1,239	$979
Europe profit	693	764
International Markets profit	171	190
Total reportable segment profit	2,102	1,933
Profit (loss) of other activities	(23)	15
Total segment profit	2,079	1,948
Amounts not allocated to segments:
Amortization	292	298
Other asset impairments, restructuring and other items	210	954
Goodwill impairment	-	400
Intangible asset impairments	163	141
Legal settlements and loss contingencies	249	188
Other unallocated amounts	190	190
Consolidated operating income (loss)	975	(223)
Financial expenses - net	477	491
Consolidated income (loss) before income taxes	$497	$(713)

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
United States segment
Generic products (including biosimilars)	$961	$1,023	(6%)
AJOVY	63	42	53%
AUSTEDO	495	407	22%
BENDEKA and TREANDA	40	41	(3%)
COPAXONE	62	81	(23%)
UZEDY	54	24	120%
Anda	365	373	(2%)
Other	111	119	(7%)
Total	2,151	2,110	2%

	Three months ended
	June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
Europe segment
Generic products (including OTC and biosimilars)	$1,040	$970	7%
AJOVY	71	52	38%
COPAXONE	50	53	(6%)
Respiratory products	55	57	(3%)
Other*	81	81	1%
Total	1,298	1,213	7%

*Other revenues in the second quarter of 2025 include the sale of certain product rights.

	Three months ended
	June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
International Markets segment
Generic products (including OTC and biosimilars)	$410	$486	(16%)
AJOVY	20	22	(7%)
AUSTEDO	3	12	(76%)
COPAXONE	7	14	(50%)
Other*	55	59	(6%)
Total	495	593	(17%)

Segment revenues by major products and activities
(Unaudited)

	Six months ended
	June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
United States segment
Generic products	$1,809	$1,831	(1%)
AJOVY	117	87	34%
AUSTEDO	891	689	29%
BENDEKA / TREANDA	76	87	(12%)
COPAXONE	116	111	5%
UZEDY	93	40	134%
Anda	738	754	(2%)
Other	220	237	(7%)
Total	4,060	3,835	6%

	Six months ended
	June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
Europe segment
Generic products	$2,029	$1,974	3%
AJOVY	129	102	26%
COPAXONE	92	110	(17%)
Respiratory products	110	123	(11%)
Other*	132	175	(25%)
Total	2,492	2,485	0%

*Other revenues in the first six months of 2025 include the sale of certain product rights.

	Six months ended
	June 30,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
International Markets segment
Generic products	$878	$963	(9%)
AJOVY	48	39	25%
AUSTEDO	18	26	(33%)
COPAXONE	17	25	(32%)
Other*	116	136	(15%)
Total	1,077	1,190	(9%)

*Other revenues in the first six months of 2025 include the sale of certain product rights.

Free cash flow reconciliation
(Unaudited)

	Three months ended June 30,
	2025	2024

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	227	103
Beneficial interest collected in exchange for securitized accounts receivables	336	317
Capital investment	(96)	(97)
Proceeds from divestitures of businesses and other assets, net	9	1
Free cash flow	$476	$324

Free cash flow reconciliation
(Unaudited)

	Six months ended June 30,
	2025	2024

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	122	(21)
Beneficial interest collected in exchange for securitized trade receivables	658	612
Capital investment	(223)	(221)
Proceeds from divestitures of businesses and other assets, net	26	1
Acquisition of businesses, net of cash acquired	-	(15)
Free cash flow	$583	$356

Teva Media Inquiries
TevaCommunicationsNorthAmerica@tevapharm.com

Teva Investor Relations Inquires
TevaIR@Tevapharm.com

A PDF accompanying this announcement is available at http://ml-eu.globenewswire.com/Resource/Download/626fd803-b4ed-4646-b41e-cf6b0e93ecff